Exhibit 99.1
NEWS RELEASE
Dayton, OH
June 29, 2004

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

June 29, 2004

MTC Technologies Inc. Signs Agreement to Acquire Command Technologies, Inc.

Dayton, Ohio, June 29, 2004 – MTC Technologies, Inc., (NASDAQ: MTCT), a significant provider of engineering and specialty technical services to the Department of Defense and national security agencies today announced that the company has signed a definitive stock purchase agreement to purchase all outstanding shares of Command Technologies, Inc. (CTI) pending the completion of due diligence. It is anticipated that the remaining due diligence will be satisfactorily completed by, and the transactions will become effective on, July 1, 2004.

Headquartered in Warrenton, Virginia and founded in 1988, CTI is a privately held company with approximately $36 million in revenue. The company, with over 80 percent of its approximately 350 employees supporting sensitive government programs, specializes in professional and technical services, information technology, and technology applications to training, simulation, and modeling. CTI’s customer base consists primarily of the Department of Defense and national security agencies.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the Federal Government. Cited by Business Week as the 11th fastest growing small company in the United States and named by Washington Technologies as #2 in revenue growth among the “Top 100” of IT Federal Prime Contractors, MTC employs over 1,500 people in more than 25 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTC, visit the website at http:// www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.